Exhibit 12.1

EOP Operating Limited Partnership
Statement of Earnings to Combined Fixed Charges and Preferred Distributions
(Dollars in thousands)

	For the three months ended		For the three months ended		For the six months ended		For the six months ended

	June 30, 2003		June 30, 2002		June 30, 2003		June 30, 2002

Income before income taxes, allocation to minority interests, income from investments in unconsolidated joint ventures and discontinued operations	$120,097		$167,298		$266,937		$353,938

Plus Fixed Charges:
Interest expense	206,604		202,741		411,927		407,761
Capitalized interest	1,201		4,632		4,799		9,437
Loan amortization cost	2,091		1,116		3,783		2,418

Fixed charges	209,896		208,489		420,509		419,616
Plus preferred distributions	15,395		15,831		30,856		31,661

Combined fixed charges and preferred distributions	225,291		224,320		451,365		451,277

Plus amortization of capitalized interest	434		437		868		867
Plus distributed income of investments in unconsolidated joint ventures	24,083		74,181		40,751		100,090
Less preferred distributions	(15,395)		(15,831)		(30,856)		(31,661)
Less capitalized interest	(1,201)		(4,632)		(4,799)		(9,437)

Total	7,921		54,155		5,964		59,859

Earnings	$353,309		$445,773		$724,266		$865,074

Combined fixed charges and preferred distributions	$225,291		$224,320		$451,365		$451,277

Earnings to combined fixed charges and preferred distributions	1.6	x	2.0	x	1.6	x	1.9	x